Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Media Relations	Investor Relations
Diane Hughes	Tom Tran
425-282-5153	408-433-8105
diane.hughes@lsi.com	tom.tran@lsi.com
CC06-18
LSI TO SELL GRESHAM FAB TO ON SEMICONDUCTOR
FOR $105 MILLION
MILPITAS, Calif., April 6, 2006 — LSI Logic Corporation (NYSE: LSI) today announced that it has signed a definitive agreement to sell its Gresham, Oregon semiconductor manufacturing facility to ON Semiconductor Corporation’s (Nasdaq: ONNN) primary operating subsidiary, Semiconductor Components Industries, LLC, for approximately $105 million in cash.
The agreement calls for ON Semiconductor’s subsidiary to purchase the 83 acre wafer fabrication facility campus, consisting of multiple buildings with approximately 500,000 square feet of floor space, including an estimated 98,000 square feet of cleanroom space. The assets to be purchased also include a 200 millimeter-capable toolset and equipment that can produce 18,000 8-inch wafers per month.
Under the terms of the agreement, ON Semiconductor’s subsidiary will offer employment to substantially all of the LSI manufacturing employees based at the Gresham site, with the remaining non-manufacturing workforce expected to continue their employment with LSI. ON Semiconductor’s subsidiary will also enter into additional agreements with LSI, including a multi-year wafer supply and test agreement, intellectual property license agreement, transition services agreement and a facilities use agreement.
“We are very pleased to have secured a buyer interested in both the advanced manufacturing capabilities and the experienced workforce associated with our Gresham facility,” said Abhi Talwalkar, president and chief executive officer, LSI Logic. “As a result of today’s agreement, we anticipate providing uninterrupted service to customers while enhancing LSI competitiveness as we continue to execute our fabless manufacturing strategy.”
In September, 2005, LSI announced plans to adopt a fabless manufacturing strategy to better serve its global customer base, reduce production costs, and adopt leading-edge process technologies. The company also announced it would seek to expand its working relationships with major foundry partners and adopt a roadmap leading to production of advanced semiconductors utilizing 65- nanometer and below process technology on 300-mm, or 12-inch wafers. Associated with adoption of the new strategy, the company announced its intention to sell its world-class 8-inch wafer fabrication facility in Gresham, Oregon.

The securing of a suitable buyer and closing of the transaction had been previously expected to take as long as one year from the date of the September 2005 announcement. LSI now however anticipates completing this transaction within the next 45 days. LSI does not expect to record a loss associated with the sale of the Gresham manufacturing facility. The transaction is subject to the satisfaction of customary closing conditions and regulatory approvals including those required by the Hart-Scott-Rodino Antitrust Improvements Act.
Safe Harbor for Forward-Looking Statements: This news release contains forward-looking statements, which include the following: the expectation of closing the sale transaction within the next 45 days, or ever, the expectation that the parties will satisfy all closing conditions required for the completion of the transaction, the expectation that all regulatory approvals will be granted, the expectation to provide uninterrupted service to our customers, the expectation to enhance LSI competitiveness through the sale of the Gresham, Oregon manufacturing facility, and the expectation that no loss will be recorded associated with the sale. These forward-looking statements involve risks and uncertainties such that the sale transaction may never close. Risks and uncertainties also include, but are not limited to, risks associated with the parties’ ability to satisfy the required closing conditions, the granting of any necessary regulatory approvals, the company’s inability to provide uninterrupted service to its customers, the company’s inability to enhance competitiveness through the sale of the Gresham, Oregon manufacturing facility, and the expectation that no loss will be recorded associated with the sale. Forward-looking statements are based on the beliefs and assumptions of the company’s management and on currently available information. LSI Logic undertakes no responsibility to publicly update or revise any forward-looking statement. For additional information, readers are referred to documents filed by LSI Logic with the Securities and Exchange Commission, and specifically, the risk factors set forth in the most recent reports on Forms 10-K and 10-Q.
About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading provider of silicon-to-system solutions that are used at the core of products that create, store and consume digital information. LSI offers a broad portfolio of capabilities including custom and standard product ICs, host bus and RAID adapters, storage area network solutions and software applications. LSI products enable leading technology companies in the Storage and Consumer markets to deliver some of the most advanced and well-known electronic systems in the market today. More information is available at www.lsi.com.
About ON Semiconductor
With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com/.
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